Exhibit 4.2

DESCRIPTION OF SECURITIES

References to “we,” “us” or “our” herein are to Onto Innovation Inc.

Description of Capital Stock

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, and are qualified in their entirety by reference to those documents.

Authorized Capital Stock

Our authorized capital stock consists of 97,000,000 shares of common stock, $0.001 par value per share, and 3,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends, and only then at the times and in the amounts that our board of directors may determine.

Voting Rights

The holders of our common stock are entitled to one vote per share. Stockholders do not have the ability to cumulate votes for the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for a classified board of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without further action by our stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, any or all of which may be greater than the rights of common stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, as discussed below, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Anti-takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•	the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•

Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize our board of directors to fill vacant directorships, including newly-created seats. In addition, our amended and restated bylaws provide that the number of directors that constitute our entire board of directors must be determined from time to time by resolution adopted by our board of directors. Stockholders are not permitted to cumulate their votes for the election of directors. These provisions may prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that stockholders are not able to take action by written consent. Our amended and restated certificate of incorporation further provides that special meetings of the stockholders for any purpose or purposes may be called at any time by the chairperson of the board of directors or a majority of the authorized number of directors, but such special meetings may not be called by any other person or persons.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of

.

stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

•

Issuance of Undesignated Preferred Stock. Our board of directors have the authority, without further action by the holders of common stock, to issue up to 3,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

Choice of Forum

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim arising pursuant to any provision of the Certificate of Incorporation or our bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

-3-

.